Exhibit 10(f)

Shareholder Approval of Future Severance Agreements Policy

It is the Policy of the Board of Directors (the "Board") of Entergy Corporation (the "Company") that the Company shall not enter into a Future Severance Agreement with a Senior Executive that provides for Benefits in an amount exceeding the Severance Benefits Limitation, unless such Future Severance Agreement receives Shareholder Approval.

I. Definitions

For purposes of this Policy, the following terms shall have the following meanings:

1.1 "Annual Incentive Award" means the total annual incentive awarded to a Senior Executive for a fiscal year of the Company, determined without regard to whether such amount is currently payable or is deferred and without regard to the form of payment.

1.2 "Benefits" means severance amounts payable in cash or stock to a Senior Executive (including amounts payable for the uncompleted portion of an Employment Agreement). The term "Benefits" includes both lump-sum payments and the estimated present value of any periodic payments made following the date of termination of such Senior Executive's employment.

                    Notwithstanding the foregoing, the term "Benefits" does not include:

    The value of the vesting or payment of any outstanding equity-based award

    The value of the pro-rata vesting or payment of a portion (based on the portion of the performance period elapsed through the date of termination) of any other outstanding long-term incentive award

    Compensation and benefits earned, accrued or otherwise provided for employment services rendered through the date of termination of employment (other than any such compensation or benefits awarded at the time of the Senior Executive's termination of employment)

    Any post-termination retirement and other benefits, including supplemental credited service, provided under plans, programs or arrangements of the Company applicable to one or more groups of employees

1.3 "Effective Date" means March 8, 2004, the effective date of this Policy.

1.4 "Employment Agreement" means an agreement between the Company (or one of its subsidiaries) and a Senior Executive pursuant to which the Senior Executive renders services to the Company (or one of its subsidiaries) as an employee (and not as a consultant or other independent contractor).

1.5 "Future Severance Agreement" means an Employment Agreement or a Severance Agreement providing for the payment of Benefits, in either case, entered into after the Effective Date, and includes any renewal, material modification or extension made after the Effective Date to a Severance Agreement or to the relevant portions of an Employment Agreement that is in effect as of the Effective Date. The term "Future Severance Agreement" does not include the termination of any agreement that would otherwise have constituted a "Future Severance Agreement" hereunder.

1.6 "Senior Executive" means a person who is or becomes at the time of execution of the Future Severance Agreement (i) an officer of the Company at the level of Executive Vice President or above, (ii) an officer who reports directly to the chief executive officer of the Company, or (iii) any "officer," as defined in Rule 16a-1(f) in the Rules promulgated under the Securities Exchange Act of 1934.

1.7 "Severance Agreement" means an agreement between the Company (or one of its subsidiaries) and a Senior Executive related to such Senior Executive's termination of employment with the Company and its subsidiaries. An agreement relating to participation in a company-sponsored plan that does not pay Benefits is not a Severance Agreement.

1.8 "Severance Benefits Limitation" means 2.99 times the sum of (i) the Senior Executive's annual base salary as in effect immediately prior to the date of the Senior Executive's termination of employment plus (ii) the greater of (a) the highest Annual Incentive Award actually awarded to the Senior Executive by the Company for either of the two full fiscal years of the Company immediately preceding the fiscal year in which the Senior Executive's termination of employment occurs and (b) the "target" Annual Incentive Award for such Senior Executive for the fiscal year of the Company in which the Senior Executive's termination of employment occurs. If a Senior Executive enters into more than one Future Severance Agreement (e.g., both an Employment Agreement and a Severance Agreement), the Severance Benefit Limitation shall be applied against the aggregate Benefits payable under all such agreements.

1.9 "Shareholder Approval" means, with respect to a Future Severance Agreement, the approval by the affirmative vote of a majority of the shares of Common Stock of the Company present and voting with respect to such Future Severance Agreement at a duly convened meeting of the shareholders of the Company.

II. Delegation to the Committee

The Board delegates to the Personnel Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

III. Amendments

The Board shall have the right to amend, waive, or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed.

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